Exhibit 10.2

SERVICES AGREEMENT
This SERVICES AGREEMENT (this “Agreement”), effective as of January 2, 2019 is entered into by and among STAR PROCUREMENT, LLC, a Delaware limited liability Company (the “Company”) and KBS Builders, Inc. a Delaware Corporation (“KBS”). The Company and KBS are sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party”. Capitalized terms used in this Agreement but not otherwise defined in this Agreement will have the meanings set forth in the LLC Agreement (defined below).

RECITALS

WHEREAS, ATRM Holdings, Inc., a Minnesota corporation (“ATRM”) and Digirad Corporation, a Delaware corporation (“Digirad”) are the sole members of the Company, and together with the Company are parties to that certain Limited Liability Company Agreement of the Company dated the date hereof (the “LLC Agreement”); and

WHEREAS, the Company was formed for purposes of creating a joint venture in which the Company will purchase and sell building materials and related goods and entry into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.    DEFINITIONS
1.1    “Services” means the services, functions, and tasks to be provided by the Company to KBS pursuant to this Agreement as described in the Service Schedule, as such services, functions and tasks may be changed or supplemented pursuant to the terms of this Agreement.
1.2    “Service Schedule” means a Schedule to this Agreement, describing (among other things) the particular Services being provided and the timing for such Services.

2.	SERVICES
2.1    Performance of Services. Subject to the other terms and conditions of this Agreement, KBS hereby grants the Company the right of first refusal to provide the Services to KBS (and, as necessary, its subsidiaries) during the Term (defined below) in accordance with and subject to the terms and conditions of this Agreement. Upon the mutual written agreement of the Parties, the Parties may modify the Services described on the existing Service Schedule or add additional Services to be performed by the Company. The Company has no obligation to provide any services other than the Services.

2.2    First Refusal Right. KBS shall provide written notice to the Company containing all of the terms and conditions of the required Services (a “Service Notice”), and the Company shall be entitled to provide such Services on such (or better) terms and conditions. If the Company intends to exercise its first refusal right, it must deliver to KBS a commitment (a “Service Commitment”) to do so as soon as practicable and in no event later than thirty (30) days after receipt of the Service Notice from KBS or its subsidiaries. If the Company fails to provide a Service Commitment within the 30-day period or waives its first refusal right prior to that time, then KBS will be free to obtain such Services from any third party. All Services to be provided by the Company pursuant to this Agreement shall be provided by the Company in its sole discretion.
2.3    Affiliates and Subcontractors. The Company may use personnel of its Affiliates, or engage, consistent with past practice, the services of third parties to provide or assist the Company (or its Affiliates) to provide the Services.
2.4    Standard of Performance. Notwithstanding anything to the contrary in this Agreement, KBS understands and agrees that the standard of performance to which the Company and its Affiliates will be accountable under this Agreement will be to achieve a comparable level of service as KBS achieved with respect to the Services during the twelve (12) months prior to the date hereof.
2.5    Additional Resources and Consents. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to perform any Service if doing so would require the Company to violate any law or breach any contract by which the Company or its Affiliates are bound. In addition and without limiting the foregoing, if the Company reasonably believes that performance of a particular Service requires the Company to obtain any third-party licenses or consents, or any software, technology or other goods, services or materials not already in the Company’s possession, then the Company shall promptly inform KBS, and KBS shall cooperate with the Company to obtain such licenses, consents or other or items at KBS’s sole expense if so requested by KBS. If KBS does not agree to pay the costs associated with obtaining such licenses, consents or other items, the Company shall be under no obligation to obtain such licenses, consents or other or items.
2.6    Cooperation. In order to enable the Company to perform the Services, KBS shall provide the Company with such cooperation and assistance (including access to employees) as is reasonably necessary for the Company or its Affiliates or contractors to timely perform the Services, as well as such other cooperation and assistance as the Company reasonably requests in connection with the provision of the Services hereunder.
2.7    Employees. The Parties agree that the employees and contractors of the Company providing the Services are the employees and contractors of the Company alone, and are not the employees or contractors of KBS for any purpose whatsoever.

3.	PAYMENT TERMS
3.1    Fees and Costs.
(a)    Unless otherwise set forth in the Service Schedule, KBS shall reimburse the Company, on a monthly basis in accordance with Section 0, for the Company’s actual cost (excluding the Materials Purchase Amounts (defined below)) in providing the Services (the “Service Fees”).
(b)    Unless otherwise set forth in the Service Schedule, KBS shall pay the Company for all Building Materials, on a monthly basis in accordance with Section 0, a purchase price equal to the full cost of Building Materials (as defined in the Service Schedule) (excluding any Service Fees) during such period, plus 3% of the cost of such Building Materials. The amount(s) payable pursuant to this Section 3.1(b) is referred to herein as the “Materials Purchase Amount(s).”
3.2    Invoicing and Payment. Each calendar month during the Term, the Company shall issue to KBS an invoice for the amount of the Service Fees and the Materials Purchase Amounts payable to Company for the Services rendered during that month. KBS shall pay the amount invoiced by the Company within thirty (30) days after receipt thereof. All payments made pursuant to this Section 3.2 must be made in U.S. Dollars, by wire transfer of immediately available funds to the bank account previously designated by the Company to KBS. The amount of any due but unpaid Service Fees and Materials Purchase Amounts shall bear interest from and including the due date of such fees to, and including, the date of payment at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding
3.3    Taxes. The fees for Services provided pursuant to this Agreement exclude all excise, sales, use, gross receipts, value added, goods and services or similar transaction or revenue-based taxes (excluding any income Taxes) applicable to the provision of the Services and imposed by any federal, state, or local taxing authority (such taxes, together with any applicable interest, penalties, or additions to tax imposed with respect to such taxes, “Taxes”), and KBS shall be responsible for payment of all such Taxes.
3.4    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in the performance of this Agreement.

4.
PROPRIETARY RIGHTS. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights. No Party will gain, by virtue of this Agreement, any rights of ownership of any rights related to the intellectual property owned by any other Party.

5.	CONFIDENTIALITY. Each Party shall keep any confidential or proprietary information of the other Party acquired pursuant to or in connection with this Agreement strictly confidential.

6.    INDEMNIFICATION; LIMITATIONS OF LIABILITY
6.1    Indemnification. Each Party agrees to protect, defend, indemnify and hold harmless each other Party from and against any and all losses, claims, suits and actions (whether threatened or pending) arising out of or related to any (a) breach of any covenant or obligation of such Party contained in this Agreement or (b) negligence or willful misconduct of such Party or its employees or agents in connection with the performance of the Services hereunder. The rights to indemnification hereunder shall be in addition to any rights to indemnification that a Party may have under the LLC Agreement.

7.	TERM AND TERMINATION
7.1    Term of Agreement. The term of this Agreement begins on the date hereof and will continue until terminated in accordance with the terms hereof (the “Term”).
7.2    Termination of Service. This Agreement shall automatically terminate upon the dissolution and winding-up of the Company pursuant to the LLC Agreement, or upon the written agreement of all Parties to the termination of this Agreement or the Services. If a Party breaches this Agreement, the other Party may terminate upon 30 days prior written notice if such breach is not cured.
7.3    Effect of Termination. Upon expiration or termination of this Agreement for any reason, the Company shall no longer be obligated to provide the terminated Services, and KBS shall no longer be obligated to pay for such Services, except with respect to any Service Fees and Materials Purchase Amounts incurred up to the date of termination or expiration (all such fees, including any applicable late fees, will become immediately due and payable by KBS to the Company upon the effective date of such termination).
7.4    Survival. The following provisions of this Agreement will survive its termination or expiration: Sections 1, 3 (with respect to Services performed prior to termination or expiration), 4, 5, 6, 7.3, 7.4 and 8.

8.	MISCELLANEOUS.
8.1    Notices. Any and all notices, requests, demands or other communications required to be given pursuant to this Agreement by any Party shall be in writing and shall be validly given or made to the applicable Party if served personally, by overnight mail, by nationally recognized overnight courier or sent by electronic mail, receipt confirmed. If the notice, request, demand or other communications are served personally, service shall be conclusively deemed made at the time of service. If the notice, request, demand or other communications are sent by electronic mail, service shall be conclusively deemed made the first (1st) business day following successful transmission or upon confirmation of receipt from the recipient. If the notice, demand or other communications are given by overnight mail, service shall be conclusively deemed made one (1) business day after sent in the United States mail, addressed to the applicable Party to whom the notice, demand or other communication is to be given, and when received if delivered by hand or overnight courier service on any business day. Notices shall be provided to the following addresses (any of which may be changed upon like notice to the other Parties):
If to KBS to:
KBS BUILDERS, INC.
300 Park St.
South Paris, ME 04281
Attention: Matt Mosher
Telephone: (207) 744-0402
Fax: (207) 739-2223
Email: mmosher@kbs-homes.com

If to the Company to:

STAR PROCUREMENT, LLC
1048 Industrial Court
Suwanee, GA 30024
Attention: Matthew G. Molchan
Telephone: 858-726-1600
Fax: 858-726-1700
Email: Matt.Molchan@digirad.com

8.2    Assignment. No Party may assign this Agreement or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of law, without the written consent of the other Party, and any attempted assignment without such consent shall be void and without legal effect.
8.3    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.4    Entire Agreement. This Agreement (including the schedule attached hereto) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
8.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

[REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have caused this Services Agreement to be executed by their duly authorized representatives as of the day and year first set written above.

STAR PROCUREMENT, LLC

By:	/s/ David J. Noble
	Name:	David J. Noble
	Title:	Manager

STAR PROCUREMENT, LLC

By:	/s/ Stephen Clark
	Name:	Stephen Clark
	Title:	Manager

KBS BUILDERS, INC.

By:	/s/ Daniel M. Koch
	Name:	Daniel M. Koch
	Title:	President

[Signature Page to Services Agreement]

SERVICE SCHEDULE

1.	Services.

KBS shall submit a Service Notice to the Company for ALL Building Materials required by KBS and is subsidiaries in the conduct of their respective businesses.

Subject to the Company’s right of first refusal set forth on Section 2.2 of the Agreement, the Company shall source and purchase from a supplier (the “Materials Supplier”) all Building Materials requested by KBS in Service Notices and arrange for such materials to be delivered directly to KBS or its subsidiaries, as directed.

For purposes of this Agreement, “Building Materials” shall mean any and all goods, products, raw materials and similar items used to manufacture, produce, construct and/or build modular building unites (including, but not limited to, single-family homes, apartment buildings, condominiums, and other commercial structures).

2.	Additional Terms Related to Services.

KBS shall bear the risk of loss of all Building Materials upon any transfer of such risk by the Materials Supplier, even if related Materials Purchase Amounts are unpaid. In no event shall the Company bear the risk of loss for any Building Materials.